Exhibit 99.1

Press Release                                         Source: Medi-Hut Co., Inc.

Medi-Hut Announces the Filing of an Amended Class Action Complaint with Respect to Consolidated Class Action Lawsuit
Tuesday September 16, 7:14 pm ET

WALL TOWNSHIP, N.J.--(BUSINESS WIRE)--Sept. 16, 2003--Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that the complaint in the pending consolidated class action lawsuit against it and other defendants was amended. This amended class action complaint includes additional information regarding the alleged improper conduct of certain former officers and directors of the Company. The Company does not believe that this amended class action complaint will adversely impact its previously reported agreement to settle the consolidated class action lawsuit. As previously reported, the Company has agreed to pay $400,000 in cash and issue shares of Medi-Hut common stock equal to 6% (861,990 shares) of Medi-Hut's currently issued and outstanding shares of common stock to the plaintiffs in the consolidated class action lawsuit. The settlement is subject to the approval of the United States District Court of New Jersey. If the settlement is approved by the United States District Court of New Jersey, there will be outstanding 15,228,490 shares of Medi-Hut common stock.

David LaVance, Chief Executive Officer of Medi-Hut, commented that, "The settlement of the consolidated class action lawsuit, subject to the approval of the United States District Court of New Jersey, is a critical step for the Company. We need to put the consolidated class action lawsuit and the reasons for such lawsuit behind us so that we can focus on the future of the Company."

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

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Contact:
     Medi-Hut Co., Inc.
     Tom Gifford, 732-919-2799, Ext. 1719
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Source: Medi-Hut Co., Inc.